Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Rex Energy Corporation (No. 333-159802) and the Registration Statement on Form S-8 of Rex Energy Corporation (No. 333-146648), and in each of the related prospectuses, of our report dated March 3, 2011, with respect to our audit of the consolidated financial statements of Rex Energy Corporation as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting of Rex Energy Corporation, included in this Annual Report for the year ended December 31, 2010. We further consent to the reference to this firm under the heading “Experts” in such prospectuses.

/S/ MALIN, BERGQUIST & COMPANY, LLP
Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

March 3, 2011